EXHIBIT 5.1




                          March 22, 1996



Scott & Stringfellow Financial, Inc.
909 East Main Street
Richmond, Virginia 23219

Gentlemen:

     We have acted as your counsel in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Registration Statement"), covering interests of participation and up to 150,000 shares of Common Stock, par value $.10 per share, of Scott & Stringfellow Financial, Inc. (the "Company") to be issued pursuant to the Scott & Stringfellow Financial, Inc. Employee Stock Purchase Plan (the "Plan"). Such interests of participation in the Plan and the 150,000 shares of Common Stock are referred to herein as the "Securities."

     We are familiar with the Registration Statement and have examined such corporate documents and records, including the Plan, and such matters of law as we have considered appropriate to enable us to render the following opinion. On the basis of the foregoing, we are of the opinion that:

          1. The Securities, when issued in accordance with the related resolutions of the Board of Directors, the terms of the Securities and the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

          2. The provisions of the written documents constituting the Plan comply with the requirements of the Internal Revenue Code of 1986, as amended (the "Code"), pertaining to such provisions.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                         Very truly yours,

                         McGuire, Woods, Battle & Boothe, L.L.P.